Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Dane Anderson, CFO/VP
April 27, 2005	763-493-6370 / www.mocon.com

MOCON Announces First Quarter Results

MINNEAPOLIS, MN, April 27, 2005 — MOCON, Inc. (Nasdaq:MOCO) today reported increased sales and income for the quarter ended March 31, 2005.

Net sales for the first quarter of 2005 were $6,445,000, an increase of 13 percent compared to $5,716,000 for first quarter of 2004. Net income was $794,000, a 136 percent increase compared to $336,000 in the first quarter of 2004.  Diluted net income per share was $0.14 in the first quarter of 2005, a 133 percent increase compared to $0.06 for the same period in 2004.

During the first quarter of 2005, the Company made the decision to discontinue production of Vaculok® vacuum insulated panels, and exit this product line.  Included in the quarterly results are impairment and other charges of $162,000 related to this discontinuance.  In addition to the $162,000, the Company incurred $45,000 in losses from the discontinued Vaculok operations, bringing the total loss from the discontinued Vaculok operations for the quarter to $207,000 ($131,000 net of tax benefit).

“We are pleased by the strong 2005 first quarter sales and net income, which showed significant increases over the first quarter of 2004, despite the impact of discontinuing the Vaculok operations, and an $80,000 increase in our research and development expenses,” commented Robert L. Demorest, MOCON President and CEO.  “While we still believe that there is a market for vacuum insulated panels, the Vaculok divestiture will allow us to better concentrate on our core businesses, particularly our gas detection and measurement businesses, which we believe have greater long-term growth and profit potential.”

The results for the first quarter of 2005 were favorably impacted as the result of a $156,000 reduction in accrued income taxes related to the favorable completion of an Internal Revenue Service examination.  The Company’s core tax rate for 2005, however, is expected to be in the range of 33% to 35% of income before income taxes, and the Company expects that its effective income tax rate for the remaining three quarters of 2005 will be more in line with the core tax rate.

The Company continues to maintain a strong balance sheet, with cash and current and non-current marketable securities totaling $7,683,000 as of March 31, 2005.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding the divestiture of the Vaculok operations allowing MOCON to better concentrate on its core businesses, MOCON’s gas detection and measurement businesses having greater long-term growth and profit potential, and its core and effective tax rates for 2005 being in a range from 33% to 35%, and other statements that can be identified by words, such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, uncertainties relating to the disposition of the Vaculok assets, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON and Vaculok are registered trademarks of MOCON, Inc.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended March 31,
	2005	2004
Sales
Products	$6,113	$5,254
Consulting services	332	462
Total sales	6,445	5,716

Cost of sales
Products	2,641	2,469
Consulting services	242	220
Total cost of sales	2,883	2,689

Gross profit	3,562	3,027

Selling, general, and administrative expenses	2,083	2,119
Research and development expenses	421	341
Operating income	1,058	567

Other income	91	21
Income from continuing operations before income taxes	1,149	588

Income taxes	224	201
Income from continuing operations	925	387
Loss from discontinued operations, including impairment and other charges in 2005 of $162	(207)	(81)
Income tax benefit on loss from discontinued operations	76	30
Loss from discontinued operations, net of tax benefit	(131)	(51)

Net income	$794	$336

Basic income per share:
Income from continuing operations	$0.17	$0.07
Loss from discontinued operations	(0.02)	(0.01)
Basic income per share	$0.15	$0.06

Basic weighted average shares outstanding	5,339	5,407

Diluted income per share:
Income from continuing operations	$0.17	$0.07
Loss from discontinued operations	(0.03)	(0.01)
Diluted income per share	$0.14	$0.06

Diluted weighted average shares outstanding	5,520	5,527

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

BALANCE SHEET DATA:  (unaudited)

	March 31, 2005	December 31, 2004
Assets:
Cash and marketable securities	$7,103	$7,458
Accounts receivable, net	4,241	4,343
Inventories	4,160	3,838
Other current assets	771	798
Total current assets	16,275	16,437
Marketable securities, noncurrent	580	231
Property, plant, and equipment, net	1,867	2,117
Other assets, net	3,643	3,731

Total assets	$22,365	$22,516

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,389	$4,772
Total long-term liabilities	390	543
Stockholders’ equity	17,586	17,201

Total liabilities and stockholders’ equity	$22,365	$22,516